Exhibit 99.3

Kentucky American Water Files Rate Request Driven by Approximately $108 Million in Continued Investments to Provide Safe, Clean, Reliable and Affordable Service
Request supports continued infrastructure investments in water systems that serve more than half a million people across 13 counties

LEXINGTON, KY. (May 15, 2026) – Kentucky American Water today filed a request with the Kentucky Public Service Commission (PSC) for new rates to support approximately $108 million in ongoing water system investments from January 1, 2027, through December 31, 2027. The request reinforces the company’s commitment to implementing critical system upgrades and continuing to improve water quality and reliability for its more than half a million people served.

"We engage in thorough strategic planning and make ongoing investments in our water systems," said Robert Burton, President of Kentucky American Water. “These investments directly benefit the communities we proudly serve and continue to support reliable service and improved water quality for our customers—from treatment to the tap. The investments underscore our commitment to the health and safety of our customers.”

The company last filed for a new rate request in May 2025, with new rates approved by the PSC and implemented in December 2025. While annual requests for rate adjustments have not been the typical cadence for the company in recent years, today’s filing is necessary to support the pace and level of infrastructure investment for the continuation of system resiliency, quality service and public health.

The proposed rate change will support the company’s plans to invest approximately $108 million to modernize and strengthen its water systems in communities across Kentucky. These investments will include the replacement of aging water pipeline, upgrading of storage tanks, wells, pumping stations, hydrants, and meters; and improvements to treatment facilities to address regulatory requirements.

Under the company’s proposal, if approved by the PSC, the typical residential water customer using 4,030 gallons of water would see an increase of approximately $8 per month.

Kentucky American Water remains committed to affordability and offers programs to assist income-eligible customers, including its H2O Help to Others assistance program, budget billing options and flexible payment plans. More details can be found on our Customer Assistance Programs webpage.

To learn more about Kentucky American Water’s rate filing and the regulatory process behind it, visit https://www.amwater.com/kyaw/Customer-Service-Billing/your-water-rates.

The rate request is the first step in the required 10-month PSC review process, which offers multiple opportunities for customer involvement. Customers can participate in the review process through written comments and consumer advocacy organizations that participate in the proceedings. All rate changes require PSC approval. The company’s new rates would take effect on an interim basis in December 2026. Once a final decision on the request is made by the PSC, any difference between the interim and final approved rates is subject to refund.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886 and celebrating 140 years in 2026, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to approximately 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s approximately 7,000 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

About Kentucky American Water
Kentucky American Water, a subsidiary of American Water with approximately 150 dedicated employees, provides safe, clean, reliable and affordable water and wastewater services to approximately 550,000 people. For more information, visit Kentucky American Water’s website and join Kentucky American Water on Facebook, X, Instagram and LinkedIn.

AWK-IR

Media Contact:
Susan Lancho
Senior Manager, External and Government Affairs
(859) 268-6332
susan.lancho@amwater.com

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